Exhibit 10.32

Memorandum of Understanding

Between

Wood Group UK Limited

A John Wood Group plc company
15 Justice Mill Lane

Aberdeen, Scotland
AB11 6EQ

- hereinafter referred to as „Wood” -

and

Nauticus Robotics, Inc.
17146 Feather Craft Ln #450

Webster, TX 77598
United States

- hereinafter referred to as „Nauticus ” -

referred to in this Memorandum of Understanding (hereinafter referred to as “Memorandum”) individually as a “Party” or collectively as the “Parties”.

1. Purpose of Cooperation

Wood (including its Affiliates) is a consultancy, engineering services and technology company providing a broad range of engineering, consultancy, maintenance, equipment, technology licensing and technical services operating across a broad range of industrial markets; Wood delivers technology solutions through technology licensing, and equipment packages that includes basic and detailed design engineering, fabricated modules (including equipment, structural steel, piping, and ancillary equipment), aftermarket support, asset optimisation, digital solutions, revamps, site services, and EPC services. For the purpose of this Memorandum, Wood has specific software technologies, processes and knowledge related to the planning, definition and engineering of subsea inspection and maintenance campaigns as well as interpretation and analysis of the data gathered during those campaigns but not particular technology in subsea robotics for the purpose of subsea assets inspection and maintenance.

Nauticus (including its Affiliates) is a hardware and software technology company providing a broad range of engineering, consultancy, equipment, technology licensing, and technical services operating across a broad range of industrial markets and focuses primarily on subsea robotics hardware and software. For the purposes of this Memorandum, Nauticus has specific technologies and experience related to subsea assets inspection and maintenance campaigns using its subsea robotics hardware and software, but not particular technology or experience involving the planning, definition and engineering of those campaign as well as the interpretation and analysis of the data gathered during those campaigns.

The Parties intend to cooperate as detailed in the following clauses.

1.1 The primary goal of the cooperation is to collaborate with each other to identify and pursue business opportunities in the provision of project management, engineering, consultancy, manpower and procurement services in support of subsea inspection activities of offshore oil & gas, wind, and other facilities (the Purpose).

1.2 The Parties will work together to develop an integrated service offering and pursue projects in the offshore oil & gas, wind, and other projects and contracts which include or might benefit from (i) Wood’s expertise and experience in planning and engineering subsea inspection campaigns and interpreting and analyzing the subsea data gathered by Nauticus during those campaigns, and (ii) Nauticus’ expertise and technology in executing the inspection campaign using its subsea robotics technology.

1.3 Upon agreement to pursue an identified pilot project in relation to the Purpose (a Project), the parties will assess which of the parties is best positioned to take the lead (as prime contractor to the Client) on the Project in the event of an award, with the other party providing support (as a subcontractor) as required, or whether the parties may each separately contract with the Client and perform separately, or whether the parties operate under some sort of separate teaming agreement. Upon award of a Project, the parties will execute a mutually agreeable subcontract agreement (or other agreement) as appropriate for the Project which will specify, without limitation, how the work will be managed, controlled and reimbursed. Upon execution of any such subcontract or other agreement, the terms of the subcontract or other agreement shall take the place of this Memorandum for that Project.

1.4 This Memorandum is intended to regulate the pilot programme. Should the Parties decide to pursue further cooperation beyond what mentioned in Clause 1.1, a dedicated agreement will be put in place.

2. Intellectual Property, Joint Development

The Parties desire to work together in a confidential relationship according to Clause 4 of this Memorandum. The Parties understand that valuable intellectual property, which may be appropriate subject matter for patent protection, may result from the collaboration between the Parties (hereinafter referred to as “Development” or “Developments”). in relation to the above, therefore the Parties agree upon the following provisions:

2.1 All proprietary rights (including, but not limited to, processes, software, systems, procedures, standards and documents, patent rights, copyrights, trademark rights, know-how and trade secrets whether developed by the Party or provided by a third party) in and to technology owned by Wood prior to the execution of this Memorandum and/or any amendments thereto (hereinafter referred to as “Wood Background IP), shall remain the sole property of Wood.

2.2 All proprietary rights (including, but not limited to, processes, software, systems, procedures, standards and documents, patent rights, copyrights, trademark rights, know-how and trade secrets whether developed by the Party or provided by a third party) in and to technology owned by Nauticus prior to the execution of this Memorandum and/or any amendments thereto (hereinafter referred to as “Nauticus Background IP”), shall remain the sole property of Nauticus.

2.3 The Parties agree to define their respective Background IP, pursuant to Clauses 2.1 and 2.2 above, within 60 days from the signature of this Memorandum. In the event no agreement is reached within the afore mentioned timeframe, neither party is obliged to start any activity to pursue the purpose stated at Clause 1.1 of this Memorandum.

Once the respective Background IP are defined such agreement will be formalised by means of an addendum to this Memorandum, duly signed by the Parties.

2.4 Nothing in this Memorandum shall operate to transfer to either Party any ownership, licence or right to use such Background IP as identified subject to Clause 2.3. Each Party grants the other Party a royalty-free, fully paid-up non-exclusive, non- transferable licence to use its Background IP solely for the purpose of this Memorandum, namely to evaluate and make proposals to Client, provided that no license is granted to the other party to perform or use the other party’s Background IP for a Client in lieu of the party owning such Background IP.

Any supplements, enhancements, modifications or adaption to each Party’s Background IP (Developed IP) arising in the course of the Memorandum shall vest with the respective Party, namely Developed IP related to Wood’s Background IP shall be owned by Wood, and Developed IP related to Nauticus’ Background IP shall be owned by Nauticus. Nauticus agrees to assign, and does hereby assign, any rights it may have in Developed IP related to Wood’s Background IP to Wood. Wood agrees to assign, and does hereby assign, any rights it may have in Developed IP related to Nauticus Background IP to Nauticus.

At the time of the Memorandum the Parties do not anticipate any Integrated IP to be created as part of the Purpose and/ or the Project. The Parties will negotiate in good faith to agree ownership, use and commercialisation of the Integrated IP in the event any Integrated IP is created.

For the purposes of this clause Integrated IP shall mean all information, data, techniques, know-how, results, inventions, discoveries, software and materials (regardless of the form or medium in which they are disclosed or stored) that are not Developed IP and which are unique to the Purpose of Cooperation as set out in Clause 1.1 and which could not be reasonably developed without support and involvement of the other Party.

Any such Integrated IP shall be equally owned, and any joint ownership shall be recorded by way a joint development agreement to be agreed at the time between the respective Parties.

3. Exclusivity

Subject to the exclusions and clarifications below, whilst this Memorandum remains in force, neither of the Parties, nor their Affiliates, shall individually or jointly with any third party:

(a)	bid for any contract;

(b)	enter into any discussions or negotiations regarding any potential contract; or:

(c)	enter into any agreement;

with the Client in relation to the Project.

For the sake of clarity, there are no exclusivity obligations for projects that an individual party may be pursuing that is not the specific identified pilot Project to which the parties agreed to jointly pursue.

4. Confidentiality

4.1 The Parties will keep confidential the Confidential Information, exchanged between the Parties in relation to and as result of this Memorandum for a period of 10 years from the date of this Memorandum. The Parties agree to use the Confidential Information solely for the purpose of implementing the obligations set out herein. Before disclosing the Confidential Information to third parties, the Parties will consult and agree on a suitable template of confidentiality agreement so as to properly protect the Confidential Information.

For the purposes of this Memorandum “Confidential Information” shall include:

(a)	all documentation provided to a Party by the other Party at any time which relates to the Purpose, including without limitation, proprietary information, technical and pricing data, know- how, formulae, processes, designs, specifications, software, programs;

(b)	all telephone conversations, meetings and correspondence between the Parties or any third party relating to the Purpose;

(c)	all information prepared by the Parties which relates to the Purpose; and

(d)	all other information seen or obtained by the Parties which relates to the Purpose.

Confidential Information shall not include information that:

(a)	is or later becomes public knowledge other than by breach of this Memorandum,

(b)	is in the receiving’s Party possession with the full right to disclose prior to its receipt from the disclosing Party;

(c)	is independently received from a third party having the full right to disclose;

(d)	was independently developed by a Party without reference to or use of the Confidential Information

4.2 Notwithstanding the disclosure restrictions set out in Clause 4.2 either Party may disclose Confidential Information to the extent required to be disclosed pursuant to a statutory or similar regulatory obligation,

5. Costs and Property

Except as expressly provided in this Memorandum, each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Memorandum (and any documents referred to in it), and the evaluation and review of Confidential Information.

7. Insurance

The Parties shall (and ensure that their respective Sub- contractors shall) provide, pay for and maintain the following insurance policies adequately covering activities as detailed in Clause 1.1, including but not limited to:

(i)	Employers Liability Insurance/Workmen’s Compensation Insurance covering personal injury to or death of the employees of the Parties engaged in activities as detailed in Clause 1.1 in accordance with the requirements of the applicable legislation.

(ii)	General Third Party Liability insurance covering property damage and/or loss and/ or personal sickness/ injury/ death arising out of or in any way connected with the activities as detailed in Clause 1.1 with a limit of at least GBP 5,000,000.

8. Terms and Termination

This Memorandum shall take effect with the date of the last signature and shall continue in effect until the earliest occurrence of any of the following:

(i)	One of the Parties is declared bankrupt or insolvent, or has a receiving order against the other Party, or carries on business under a receiver, trustee or manager for the benefit of its creditors or goes into liquidation;

(ii)	Until 1 March 2023, unless extended by mutual agreement of the Parties prior to said expiration;

(iii)	Upon mutual written agreement of the Parties to terminate this Memorandum;

(iv)	Either Party may, without limiting its other rights or remedies hereunder or under applicable law, terminate this Memorandum if the other Party is in material breach of its obligation hereunder and fails to remedy the breach for a period of ten (10) days following receipt of written notice specifying the grounds for the breach; and

(v)	Either Party is subject to a Change of Control unacceptable to the other Party. Any change of control must be notified to the other Party within fourteen (14) days of such change. “Change of Control” means the sale of all or substantially all the assets of a Party; any merger, consolidation or acquisition of a Party with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of a Party in one or more related transactions.

Neither Party shall be entitled for any compensation claims in case of termination of the Memorandum in accordance with this Clause 8 (i)-(v) above.

For avoidance of doubt any confidentiality obligations hereunder shall be in line with Clause 4.

9. Indemnities and Limitations of Liability

9.1 Nauticus shall release from and indemnify Wood against any and all liabilities for death, illness or injury to any of Nauticus’s personnel or for loss of, or damage to, the property of Nauticus and against all claims, demands, proceedings and causes of action resulting therefrom howsoever caused and irrespective of the fault or negligence of Wood.

9.2 Wood shall release from and indemnify Nauticus against any and all liabilities for death, illness or injury to any of Wood’s personnel or for loss of or damage to the property of Wood and against all claims, demands, proceedings and causes of action resulting therefrom howsoever caused and irrespective of the fault or negligence of Nauticus.

9.3 To the extent permitted by law, and except as provided by Clause 9.2 above, Nauticus shall indemnify Wood and hold Wood harmless from and against all liabilities arising from pollution emanating from any property of Nauticus (whether owned, or rented or otherwise leased), and against all claims, demands, proceedings and causes of action resulting therefrom, except where such is caused by negligence or breach of statutory duty of Wood.

9.4 To the extent permitted by law, and except as provided by Clause 9.1 above, Wood shall indemnify Nauticus and hold Nauticus harmless from and against all liabilities arising from pollution emanating from any property of Wood, and against all claims, demands, proceedings and causes of action resulting therefrom, except where such is caused by the negligence or breach of statutory duty of Nauticus.

9.5 Except as provided by clause 9.3 above, Nauticus shall indemnify Wood and hold Wood harmless from and against any and all liabilities in respect of loss, damage or recovery of third-party property, personal injury, death, illness and disease of any Third Party in any way directly or indirectly relating to or arising out of or in connection with this Memorandum to the extent that such injury, loss or damage is caused by the negligence or breach of statutory duty of Nauticus.

9.6 Except as provided by clause 9.4 above, Wood shall indemnify and hold Nauticus harmless from and against any and all liabilities in respect of loss, damage or recovery of third-party property, personal injury, death, illness and disease of any third party in any way directly or indirectly relating to or arising out of or in connection with this Memorandum to the extent that such injury, loss or damage is caused by the negligence or breach of statutory duty of Wood.

9.7 Without prejudice or limitation to the indemnities given above, Nauticus shall not be liable in any way to Wood, and Wood shall not be liable in any way to Nauticus in respect of any loss of use, loss of revenue, loss of profit, loss of contracts, loss of reputation, loss of production, loss of business opportunity and other like risks, and in each case whether direct or indirect; special, exemplary or consequential loss or damage whether or not foreseeable at the date of execution of this Memorandum or at any time and whether under the express or implied terms of this Memorandum or at law or in any other way.

9.8 EXCEPT FOR (I) INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, INCLUDING TRADE SECRETS; (II) INTENTIONAL MISCONDUCT; OR (III) ANY OTHER LIABILITY THAT MAY NOT BE LIMITED UNDER APPLICABLE LAW (THE “EXCLUDED MATTERS”), IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY LOSS OR UNAVAILABILITY OF OR DAMAGE TO DATA, LOST REVENUE, LOST PROFITS, FAILURE TO REALIZE EXPECTED SAVINGS, DAMAGE TO REPUTATION, BUSINESS INTERRUPTION, DOWNTIME COSTS OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY OR ANY SIMILAR TYPE OF DAMAGES ARISING OUT OF OR IN ANY WAY RELATED TO THE AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR THE EXCLUDED MATTERS, IN NO EVENT SHALL EITHER PARTY’S TOTAL LIABILITY TO THE OTHER FOR ALL CLAIMS ARISING OUT OF OR AS A RESULT OF THE AGREEMENT EXCEED GBP 100,000.

10. Severability, Applicable Law, Arbitration

Should any one or several of the provisions of this Memorandum be declared definitively invalid by a legally qualified authority, this shall be without prejudice to the remainder of the Memorandum. The invalid provision shall be replaced by a valid provision, which shall reflect as closely as possible the economic effect of the former provision.

This Memorandum shall be exclusively governed by and construed in accordance with the laws of England and Wales.

All disputes arising out of or in connection with the present Memorandum shall be exclusively and finally settled by binding arbitration and either Party may initiate arbitration by giving notice to the other Party. The arbitration shall be conducted in accordance with the International Chamber of Commerce Rules, in effect as of the date of the execution of this Memorandum, by one arbitrator appointed in accordance with the said Rules. Exclusive place of arbitration is London.

11. Publicity clause

Both Parties anticipate and desire to make publicity statements with relation to the main goal of this Memorandum. Neither Party shall make such publicity statement, releases or announcements regarding the Project, the Memorandum or any related activities without the prior written agreement of the other Party.

12. Compliance, Bribery and Corruption

The Parties undertake to protect the standards of business practice of the other Party at all times and to act in such a way as to uphold the good name and reputation of the other Party and not to do or attempt to do any act or thing which is intended to and/or which in fact causes any damage to or brings discredit upon the other Party and, in particular, the Parties will not:

(a)	Offer or give or agree to give to any director, officer, employee or agent of the other Party or any other entity any gift or consideration of any kind as an inducement or reward for doing or for forbearing to do or for having done or forborne to do any action in relation to the obtaining or execution of any contract or for showing or forbearing to show any favour or disfavour to any person in relation to any contract.

(b)	Induce or attempt to induce any officer, servant or agent of any private or public body to neither depart from his duties to his employer nor be involved with any such arrangement.

The Parties represent that, they have not, and covenants that they will not contravene the following laws, to the extent applicable: The Foreign Corrupt Practices Act of the United States; The Corruption of Foreign Public Officials Act of Canada; and The Bribery Act 2010 of the United Kingdom; and similar or equivalent legislation or regulation in those or any other jurisdictions that may be applicable to the Parties and/or this Memorandum.

12. General provisions

Nothing in this Memorandum is intended to, or shall be deemed to, create or imply any partnership or joint venture between the Parties, or the relationship between them of principal and agent. None of the Parties has any authority to make any representation or commitment, or incur any liability, on behalf of the other Party.

The Parties shall comply with all applicable statutes, bye-laws, regulations and other provisions having the force of law.

The Parties acknowledge that any equipment and technical information provided by either Party under this Memorandum are or may be subject to certain export laws and regulations and any use or transfer of such equipment and technical information must be authorized under those laws. The Parties undertake to use, distribute, transfer or transmit equipment and technical information (even if incorporated into other products) in strict compliance with applicable export laws. If requested by either Party, the other Party agrees to sign all necessary export- related documents as may be required to comply with export laws.

For Nauticus:		For Wood:

Date:		Date:

Signature:	/s/ Nicolaus Radford	Signature:	/s/ Matt Kirk
Name	Nicolaus Radford	Name	Matt Kirk
Title:	CEO	Title:	Senior Vice President